Exhibit 10.36

OEM DISTRIBUTION SUBSCRIPTION AGREEMENT

This OEM Distribution Subscription Agreement (“Agreement”), dated November 12, 2014 (“Effective Date”), is entered into by Guidance Software, Inc. (“Customer”) and MongoDB, Inc. (“Company”). Capitalized terms have the meaning set forth throughout the Agreement and Exhibits.

1.              Orders and Fees.  As set forth in an applicable Order Form entered into between the parties, Company will provide Customer with the License and Support for the Licensed Software solely in conjunction with the Named Application.  Customer will pay fees as set forth in Exhibit A and the applicable Order Form.

2.              License Grant.

2.1.                            Subject to the terms of this Agreement and during the Term (except with respect to sublicenses to End Customers, which are perpetual as set forth in and subject to Section 2.1.3), Company grants to Customer a worldwide, irrevocable (except as expressly set forth herein), royalty-free, non-assignable, non-exclusive license to:

2.1.1.                  install, copy, reproduce, publish and use the Licensed Software solely for Customer’s internal testing, development and support purposes and for demonstrating the Named Application to potential End Customers;

2.1.2.                  install, copy, reproduce, publish, use and incorporate the Licensed Software (in object code format) and Documentation into the Named Application; and

2.1.3.                  sublicense a perpetual right to use to End Customers the Licensed Software and Documentation as part of the Named Application under a EULA, including licensing of the Named Application on an ASP, SaaS, hosted, and/or service bureau basis, which must be: (i) accepted by each End Customer (including via a “click-through” software licensing agreement”) and (ii) at a minimum, include terms similar to those set forth in Exhibit B.  After the Term, Customer must pay a mutually agreed Support Subscription Fee to receive Support for and Updates to perpetual licenses granted to End Customers as set forth in an Order Form signed by both parties.

2.2.                            Customer may not distribute the Licensed Software as stand-alone software. The use of the Licensed Software must always be in conjunction with the use of the Named Application and at least one data source of the Licensed Software needs to go through the Named Application. The Named Application must include additional functionality and features from the Licensed Software so that the main reason that an End Customer would be licensing the Named Application is to obtain the e-discovery and other digital investigation functionality of the Named Application and not to obtain the functionality included in the Licensed Software.  Customer may not embed the Licensed Software into any application, other than Named Application, without the prior written consent of Company.

2.3.                            The Licensed Software and the Documentation are licensed not sold. Customer acknowledges that the Licensed Software constitute a valuable trade secret of Company.  Accordingly, except as expressly permitted in this Agreement, Customer agrees not to and will not authorize any third party to: (a) modify, adapt, alter, recast, transform, translate or create derivative works from the Licensed Software; (b) use (or cause or permit to be used) the Licensed Software for rental or lease basis; (c) reverse engineer, decompile, or disassemble the Licensed Software; (d) except for back-up purposes and any purposes allowed herein, the Licensed Software may not be copied or otherwise reproduced; (e) remove, alter or obscure in any way any copyright notices and messages indicating the code is Company’s property on or within the copies of the Licensed Software and/or the Documentation furnished by Company to Customer; (f) use  the Support in any  manner or for any  purpose  not specifically permitted by this Agreement; (g) distribute   modified   Licensed Software    under  Company’s trademarks; or (h) fork or bifurcate the source code for Licensed Software into a separately maintained source code repository so that development done on the original code requires manual work to be transferred to the forked software or so that the forked software starts to have features not present in the original software. Nothing in this Section 2 shall prohibit Customer from licensing Named Applications to, and Company hereby agrees that Customer shall be allowed to license Named Applications to: (A) consultants, service providers, managed service providers, and other similar End Customers who utilize the Named Applications to provide consulting, IT support and management, investigative support, incident response, digital forensic or other similar and related services where the Named Applications are leased to, rented to or otherwise utilized on behalf of, such End Customer’s own customers and clients either with the Named Applications installed on such End Customer’s computer network or on the customer / client’s computer network; and (B) to End Customers on a Saas / subscription hosted basis.

3.              Support.  Company will provide Support for the Licensed Software in accordance with an applicable Order Form and the terms and conditions set forth in Exhibit C (the “Support Policy”). Customer shall not use the Enterprise Subscription on any Servers which are not licensed under the Enterprise Subscription.  Customer agrees that its use of the Support will be to facilitate its  use  of  license  rights  and satisfaction of  its  obligations  under this Agreement.  Company will not be obligated to support any Named Application.

4.              Publicity and Confidentiality.

4.1.                            Neither party will disclose, market or advertise to third parties the terms of this Agreement  (including the Fees paid  hereunder)  without  the  prior  written  consent  of  the  other party except that a party may disclose such terms to its legal or financial advisors and agents on a need to know basis in connection with due diligence requests. For purposes of this Section 4.1, Company’s relationship with Customer is confidential and shall not be disclosed by Company in any way to third parties without the express written consent of Customer.  If Customer chooses to do so, in its sole discretion, the parties may work together to prepare and release a mutually agreed upon press release.

4.2.                            For purposes of this Agreement, the party disclosing Confidential Information is the “Discloser,” and the party receiving Confidential Information is the “Recipient.” Confidential Information disclosed to the other party must be clearly identified.  Written Confidential Information must be clearly marked in a conspicuous place with an appropriate legend identifying the information as confidential. Confidential Information that is not written must be identified before, during, or promptly after presentation or communication. The Recipient does not have an obligation to protect Confidential Information that

MongoDB, Inc. — OEM Subscription Agreement — August 2013	Confidential

is: (a) known to Recipient without restriction before receipt from Discloser; (b) publicly available through no fault of Recipient; (c) rightfully received by Recipient from a third party without a duty of confidentiality; or (d) independently developed by Recipient.  If Confidential Information is required to be produced by law, court order, or governmental authority, the Recipient must immediately notify the Discloser of that obligation.  The Recipient will use the Confidential Information only to further the relationship between the parties.  Confidential Information may not be disclosed to any third party without the written consent of the Discloser. At the Discloser’s request, all written, recorded, graphical, or other tangible Confidential Information, including copies, must be returned to the Discloser or destroyed by the Recipient.  At the request of the Discloser, the Recipient will furnish a certificate, signed by an officer of the Recipient, certifying that any Confidential Information not returned to the Discloser has been destroyed.

5.              Intellectual Property.  Each party retains all rights not expressly granted hereunder (including rights under any trademarks, copyrights, patents, or other intellectual property of such party). Customer will use Company trademarks only in accordance with Company’s then-current Trademark Standards for Use set forth at www.mongodb.com/trademarks. Company will use Customer’s trademarks only in accordance with this Agreement, and when used, only in compliance with Customer’s then-current trademark use policy set forth at https://www.guidancesoftware.com/about/Pages/branding-guidelines.aspx. Any use by Customer of Company trademarks will inure to the benefit of Company, and vice versa.

6.              Warranties and Disclaimers.

6.1.                            Company warrants that the Support shall be performed: (i) by qualified, and sufficiently trained individuals, (b) in a timely and workmanlike manner consistent with industry standards reasonably applicable to the performance of such Support, and (iii) in material compliance with the Support Policy attached hereto as Exhibit C.  If Customer believes there has been a breach of this warranty, Customer must notify Company in writing promptly following delivery of the Support stating in reasonable detail the nature of the alleged breach.  If there has been a breach of this warranty, Company shall correct or re-perform, at no additional charge to Customer, any affected Support to cause them to comply with this warranty.

6.2.                            Conformity. Company represents, warrants and covenants that at the time of delivery, and thereafter throughout the Term, the Licensed Software will be free from material errors. In addition, Company will (at no additional charge) make available to Customer any patches or Upgrades to the Software that are generally released by Company during the Term. If Company receives notice of a material error or other breach of this warranty (a “Defect”) during the Term, then Company will (at no additional charge) correct the Defect as soon as reasonably practical after receiving notice. If Company is unable or unwilling to correct a Defect that has been identified by Customer, then Customer may terminate this Agreement (in whole or in part) upon notice to Company, without financial liability or obligation (for the portion terminated) on the part of Customer, and Company shall promptly refund all prepaid but unused amounts paid by Customer pursuant to this Agreement (for the portion terminated).

6.3.                            Authority and Other Representations, Warranties and Covenants; Non-Infringement.

6.3.1.                  Each party represents, warrants and covenants, as an essential part of the Agreement, that:  (i) it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (ii) it has, and shall have, all rights and authority required to enter into this Agreement; (iii) the Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws related to or limiting creditors’ rights generally or general principles of equity); (iv) the execution and delivery of the Agreement and all other instruments and documents required to be executed pursuant hereto, and the consummation of the transactions contemplated hereby, do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents or (b) result in a breach of any agreement to which it is a party.

6.3.2.                  Each party represents, warrants and covenants, as an essential part of the Agreement, that the execution and delivery of the Agreement and all other instruments and documents required to be executed pursuant hereto, and the consummation of the transactions contemplated hereby, do not and will not violate any law, rule or regulation.

6.3.3.                  As of the Effective Date, Company represents, warrants and covenants, as an essential part of the Agreement, that (i) there is no pending litigation, arbitration or other similar proceeding before any tribunal involving a claim of infringement or violation of any third party intellectual property rights or other rights which if adjudicated against Company would interfere with its ability to discharge its obligations hereunder or grant the rights intended to be granted to Customer hereunder; (ii) subject to the applicable terms and conditions of this Agreement, Customer will be entitled to use and enjoy the benefit of all Licensed Software and services without adverse interruption or disturbance by Company or any entity asserting a claim under or through Company; and (iii) the Support, Licensed Software and all other materials of whatsoever nature furnished under the Agreement, and the use thereof, or exercise of any license rights granted hereunder, by Customer in accordance with the terms and conditions of the Agreement, will not infringe (whether directly, contributorily, by inducement or otherwise), misappropriate or violate the intellectual property rights of any third-party (provided that, with respect to third party patent rights, Company will not be in violation of this representation unless Company had knowledge, after reasonable inquiry, of any potential misappropriation or violation of third party patent rights). Additionally, Company represents, warrants and covenants, as an essential part of the Agreement, that (A) Company will not tamper with, compromise, or attempt to circumvent any physical or electronic security or audit measures employed by Customer in the Named Application; and (B) Company will use Customer’s Confidential Information only for the purposes of the Agreement and for no other purpose and in accordance with the terms hereof, and will not distribute, disseminate, transmit or otherwise make available or accessible any part of the Confidential Information to third parties without the express written consent of Customer, and then only pursuant to the terms of such consent, if any.

6.4.                            Disabling Devices; Monitoring. Company represents, warrants and covenants that prior to delivering the Licensed Software to Customer, Company will test the Licensed Software and the media on which it is to be delivered with a current version of a leading anti-virus application in efforts to detect, and if so detected, to eliminate, any computer code (sometimes referred to as “viruses” or “worms”, and including, Trojan Horses, Easter Eggs, spyware, adware, rootkits, hoaxes, and extraneous programming) designed to damage, disrupt, disable, harm, or otherwise impede in any manner, the orderly operation of the Licensed Software or any other software, data files, firmware, hardware, computer system or network. Company further represents and warrants that the Licensed Software shall not contain any computer code or any other procedures, routines or mechanisms designed by Company (or its personnel) to: (i) disrupt, disable, harm or impair in any way the Licensed Software’s (or any other software’s) orderly operation based on the elapsing of a period of time, exceeding an authorized number of copies, advancement to a particular date or other numeral (sometimes referred to as “time bombs”, “time locks”, or “drop dead” devices); (ii) cause the Licensed Software to damage or corrupt any of Customer’s, or any End Customers’ data, storage media, programs, equipment or communications, or otherwise interfere with Customer’s or any End Customer’s operations;  (iii) permit Company, its personnel, its licensors or any other third-party, to access the Licensed Software (or any other software or Customer’s or its End Customer’s computer systems) for any reason (sometimes referred to as “traps”, “access codes” or “trap door” devices); or (iv) send Licensed Software usage reports to Company. Company will not unilaterally (i.e., without appropriate judicial order) remove, deinstall, repossess, modify, delete, damage, deactivate, disable, or interfere with the Licensed Software for any reason (including a dispute relating to the Agreement).

6.5.                            EXCEPT AS SET FORTH IN THIS SECTION 6, THE LICENSED SOFTWARE AND SUPPORT INCLUDING ALL UPDATES, BUG FIXES, WORK AROUNDS, OR ERROR CORRECTIONS, ARE PROVIDED TO CUSTOMER “AS-IS” WITHOUT ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, INTEGRATION, NON-INFRINGEMENT, TITLE, PERFORMANCE, AND ACCURACY AND ANY IMPLIED WARRANTIES ARISING FROM STATUTE, COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING DISCLAIMER, NEITHER THE LICENSED SOFTWARE NOR THE UPDATES ARE SPECIFICALLY DESIGNED, MANUFACTURED OR INTENDED FOR USE IN THE PLANNING, CONSTRUCTION, MAINTENANCE, CONTROL, OR DIRECT OPERATION OF NUCLEAR FACILITIES, AIRCRAFT NAVIGATION, CONTROL OR COMMUNICATION SYSTEMS, WEAPONS SYSTEMS, OR DIRECT LIFE SUPPORT SYSTEMS.

7.              Limitation of Liability.

7.1.                            IN NO EVENT WILL EITHER PARTY HAVE LIABILITY FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, ANY LOST PROFIT OR LOST SAVINGS (WHETHER RESULTING FROM IMPARIED OR LOST DATA, SOFTWARE OR COMPUTER FAILURE, SUPPORT FAILURE, OR ANY OTHER CAUSE), EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE AGGREGATE LIABILITY FOR ANY AND ALL OTHER CLAIMS UNDER THIS AGREEMENT WILL BE LIMITED TO THE AMOUNT OF THE TOTAL FEES PAID BY CUSTOMER TO COMPANY UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRECEDING ANY SUCH CLAIM.

7.2.                            THE PROVISIONS OF THIS SECTION 7 DO NOT APPLY TO (A) ANY BREACHES BY EITHER PARTY OF SECTION 4 or COMPANY OF 6.4, (B) ANY BREACH BY CUSTOMER OF SECTION 2, OR (C) ANY INDEMNIFICATION OBLIGATIONS HEREUNDER.

7.3.                            THE PROVISIONS OF THIS SECTION 7 ALLOCATE RISKS UNDER THIS AGREEMENT BETWEEN CUSTOMER AND COMPANY.  COMPANY’S FEES FOR THE LICENSE AND SUPPORT REFLECT THIS ALLOCATION OF RISKS AND LIMITATION OF LIABILITY.

8.              Indemnification.

8.1.                            Company will indemnify, defend and hold harmless Customer, its End Customer’s, affiliates, representatives, directors, officers, employees and agents (collectively, the “Indemnitees”) from and against from and against any and all losses, claims, liabilities, costs and expenses (including taxes, fees, fines, penalties, interest, reasonable expenses of investigation and reasonable attorneys’ fees and disbursements) as incurred (collectively “Damages”) arising out of, or relating to, (i) a claim (an “Infringement Claim”) by a third-party that the Licensed Software as licensed under this Agreement and the applicable Order Form infringes, misappropriates or violates such third-party’s intellectual property rights; or (ii) a claim by a third-party arising out of any breach by Company (or its agents or personnel) of the obligations assumed under, or the representations, warranties or covenants provided in Sections 4 and 6.4 of this Agreement. Company’s indemnity obligation under this Section shall not extend to claims based on an unauthorized modification of the Licensed Software made by an Indemnitee where the Licensed Software would not be infringing without such modification. To the extent any of the terms of any proposed settlement affects or may affect Customer’s rights or obligations arising hereunder, no such terms shall be agreed to without Customer’s consent, which shall not be unreasonably withheld; provided, further, Customer may participate at its own cost in any such action to protect its interests.

8.2.                            Customer will indemnify, defend and hold harmless Company, its affiliates, representatives, directors, officers, employees and agents from and against from and against any Damages arising out of, or relating to, (i) an Infringement Claim by a third-party that the Named Application (excluding the Licensed  Software) infringes, misappropriates or violates such third-party’s intellectual property rights; or (ii) a claim by a third-party arising out of any breach by Customer (or its agents or personnel) of the obligations assumed under, or the representations, warranties or covenants provided in Section 4. To the extent any of the terms of any proposed settlement affects or may affect Company’s rights or obligations arising hereunder, no such terms shall be agreed to without Company’s consent, which shall not be unreasonably withheld; provided, further, Company may participate at its own cost in any such action to protect its interests.

8.3.                            Indemnification Procedures. Each party’s Indemnification obligations hereunder are limited to third party claims that arise during the Term and are conditioned upon the following: (i) Each party must give the other: (i) prompt written notice of the Infringement Claim, (ii) exclusive control over the defense and settlement of the Infringement Claim, and (iii) reasonable cooperation in connection with the defense and settlement of the Infringement Claim. Each party may reasonably participate in the defense of the Infringement Claim at its own expense. Company will have no liability if the alleged infringement is based on: (a) combination of the Licensed Software with other software, data or business processes that are not authorized by Company or in the Documentation, (b) use for a purpose or in a manner for which the Licensed Software was not designed, (c) use of any older release of the Licensed Software when use of a newer revision would have avoided the infringement, provided that this condition does not apply to a use of an older release of the Licensed Software by an End Customer as long as Customer uses best efforts to recommend to the End Customer that the End Customer upgrade to the non-infringing version and take commercially reasonable steps to have End Customers adopt the non-infringing version, (d) any unauthorized modification of the Licensed Software or Deliverables made by anyone other than Company (including by Company via Update or other Support), (e) any intellectual property right owned or licensed by Customer, excluding the Licensed Software and Deliverables, (f) Company’s compliance with any materials, designs, specifications or instructions expressly provided in writing by Customer, (g) Customer’s claim or lawsuit against a third party, or (h) Customer’s violation of the licensing rights of any third party open source software.

8.4.                            Should any Licensed Software become, or in Company’s opinion be likely to become, the subject of such an Infringement Claim, Company will, at its option and expense: (a) procure for Customer the right to make continued use of the Licensed Software, (b) replace or modify such so that it becomes non-infringing, or (c) request return of the Licensed Software and, upon receipt thereof, the corresponding licenses are terminated and Company will refund a prorated portion of the prepaid but unused Fees paid for the applicable Subscriptions.

9.              Term and Termination.

9.1.                            This Agreement will commence on the Effective Date and continue until the end of the term set forth on an applicable Order Form or terminated earlier as set forth below (the “Term”). The termination of this Agreement will not affect any: (a) Order Form in effect on the date of expiration or termination (except in cases where Customer decides, in its sole discretion, to terminate such Order Form(s) in connection with termination of this Agreement by Customer due to a breach by Company which is not cured within applicable cure period), or (b) rights of existing End Customers who hold perpetual licenses of Named Applications prior to termination expiration of this Agreement. Either party may terminate this Agreement or Order Forms in the event that the other party breaches this Agreement and does not cure such breach within thirty (30) days of written notice.

9.2.                            Sections 1, 3, 4, 5, 6, 7, 9 and 10 will survive the expiration or termination of this Agreement.

10.       General.

10.1.                     This Agreement will be governed by the laws of the State of New York, excluding any applicable conflict of laws rules. For all disputes arising out of this Agreement, the parties consent to the exclusive jurisdiction of the courts serving New York County, New York.

10.2.                     Customer may not export or re-export the Licensed Software except in compliance with the United States Export Administration Act and the related rules and regulations and similar non-U.S. government restrictions, if applicable.

10.3.                     Unless otherwise specified in this Agreement, all notices will be in writing and will be mailed (via registered or certified mail, return receipt requested), delivered by a nationally recognized express courier service with the ability to track shipments, or personally delivered to the other party at the address set forth above (or at such other address as either party may designate in writing to the other party).  All notices will be effective upon receipt.

10.4.                     This Agreement is the parties’ entire agreement relating to its subject and supersedes any prior or contemporaneous agreements on that subject. All amendments to this Agreement must be in writing, executed by both parties and expressly state that they are amending this Agreement. Purchase orders will be for the sole purpose of defining quantities, prices and describing the Subscriptions and Support to be provided under this Agreement and to this extent only are incorporated as a part of this Agreement and all other terms in purchase orders are rejected.

10.5.                     Failure to enforce any provision of this Agreement will not constitute a waiver thereof. No waiver will be effective unless it is in writing and signed by the waiving party. If a party waives any right, power, or remedy, the waiver will not waive any successive or other right, power, or remedy the party may have under this Agreement. If any provision is found to be unenforceable, it and any related provisions will be interpreted to best accomplish the unenforceable provision’s essential purpose.

10.6.                     If Licensed Software is being acquired by or on behalf of the U.S. Government or by a U.S. Government prime contractor or subcontractor (at any tier), in accordance with 48 C.F.R. 227.7202-4 (for Department of Defense (“DOD”) acquisitions) and 48 C.F.R. 2.101 and 12.212 (for non-DOD acquisitions), the government’s rights in such Licensed Software and any Documentation, including its rights to use, modify, reproduce, release, perform, display, or disclose Licensed Software or any Documentation, will be subject in all respects to the license rights and restrictions provided in this Agreement to the extent of applicable law.

10.7.                     Neither party will be liable for failures or delays in performance due to causes beyond its reasonable control, including, but not limited to, any act of God, fire, earthquake, flood, storm, natural disaster, accident, pandemic, labor unrest, civil disobedience, act of terrorism or act of government; however, the inability to meet financial obligations is expressly excluded.  Both parties hereto agree to use their best efforts to minimize the effects of such failures or delays.

10.8.                     Assignment / Change of Control.  Neither party will assign this Agreement to a third party without the other party’s prior written consent, which will not be unreasonably withheld or delayed; provided, however that, Customer may assign this Agreement to any affiliated entity and/or acquiror in connection with a Change of Control transaction, without obtaining Company’s consent, by providing Company with written notice of such transaction subject to applicable law; provided further that, as of the effective date of the Change of Control (1) Customer’s ability to sublicense the Named Application to an unlimited number of End Customers as set forth in Section 2.1.3 converts into an ability to sublicense the Named Application to only 150 End Customers per month through the remainder of the Term without further payment to Company and (2) Customer may not launch any new Named Applications that were not in development by Customer or publicly disclosed by Customer prior to the effective date of the Change of Control, unless Customer or Customer’s acquirer first obtains Company’s prior consent to do so, which will not be unreasonably withheld. Customer may sublicense the Licensed Software as a part of the Named Application to End

Customers in excess of 150 End Customers per month for $400 per End Customer and may obtain Support and Upgrades for such additional End Customers after the Term for $80 per End Customer per year.  Any purported assignment of this Agreement or any portion in violation of this Agreement shall be void and of no effect.  Any permitted assignee shall assume all obligations of its assignor under this Agreement. For purposes herein, “Change of Control” means the sale of all or substantially all the assets of Customer, any merger, consolidation or acquisition of Customer with, by or into another corporation, entity or person, or any change in the ownership of more than 50% of the voting capital stock of Customer in one or more related transactions.

11.       Definitions

11.1.                     “Confidential Information” means all information concerning the parties’ business including, but not limited to, all tangible, intangible, visual, electronic, present, or future information such as:  (a) trade secrets; (b) financial information, including pricing; (c) technical information, including research, development, procedures, algorithms, data, designs, and know-how; (d) business information, including operations, planning, marketing interests, and products; (e) any information regarding Customer’s End Customers, including any personally identifiable information regarding such End Customers, and (f) the terms of any agreement between Company and Customer and the discussions, negotiations and proposals related to that agreement.

11.2.                     “Distributed” means one copy of the Licensed Software sold, shipped, distributed or otherwise deployed on one Server as part of a Named Application.

11.3.                     “Development Subscription” means the Support for the Licensed Software as described in Exhibits B only for non-production purposes including development, testing or Q&A.

11.4.                     “Documentation” means the documentation made available by Company with the Licensed Software, which may be modified during the Term.

11.5.                     “End Customer” means a person, company, or other legal entity (including consultants that use the Named Applications on the computer networks of such consultant’s third party clients) who is granted a license by Customer to use the Named Applications.

11.6.                     “Error” means a reproducible failure of the Software to perform in substantial conformity with the specifications set forth in the Documentation.

11.7.                     “EULA” means a written End User License Agreement between Customer and End Customer which governs End Customer’s right to use a Named Application.

11.8.                     “License Fee” means the nonrefundable fee(s) payable to Company for each Distributed copy of the Licensed Software.  The specific License Fees are set forth on the Order Form.

11.9.                     “Licensed Software” means the applicable MongoDB software, as identified on an applicable Order Form and licensed under this Agreement, and all Updates which Company makes available.  The Licensed Software may include individual open source software components, each of which has its own copyright and its own applicable license conditions. The open source software is licensed to Customer under the terms of the applicable open source license conditions and/or copyright notices that can be found in the licenses file, the Documentation or other materials accompanying the Licensed Software.

11.10.              “Named Application” means the software products developed by Customer incorporating the Licensed Software to create the Named Application, as identified on an Order Form.

11.11.              “Order Form” means the ordering document for the License and Support.

11.12.              “Prepaid Support Subscription Fee” means the prepaid support subscription fees described in each Order Form.

11.13.              “Production” means using the Licensed Software in a production and integration environment, generally using live data and/or applications for a purpose other than development, testing or Q&A.

11.14.              “Residuals” means information that is retained in the unaided memories of Recipient’s employees, agents, or contractors as permitted herein who have had access to the Discloser’’s Confidential Information.  Memory is unaided if the employee or contractor has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.

11.15.              “Server” is a single machine with no more than 256GB of RAM which processes data using one or more CPUs. If a machine includes server blades or virtual servers, each such server blade or virtual server is considered a separate Server.

11.16.              “Stable Release” means a Minor Version designated with an even number (e.g., v 1.2).  Minor Versions with odd numbers are not Stable Releases (e.g., v 1.3).

11.17.              “Support” means the Development Support and Backline Support provided by Company to Customer as set forth on the Order Form and as described in Exhibit B.

11.18.              “Support Subscription” means means the annual Support for the Licensed Software purchased by Customer.

11.19.              “Support Subscription Fee” means the non-refundable annual fee payable to Company for Support as set forth on an applicable Order Form.

11.20.              “Update” means a Major Version, Minor Version or Maintenance Version of the Software made available by Company as part of Enterprise or Standard Subscriptions. “Major Version” means a later version of the Software identified by a change in the digit to the left of the left-most decimal point (X.x.x); “Minor Version” means a later version of the Software identified by a change in the middle number in between the two decimal points (x.X.x); and “Maintenance Version” means a later version of the Software identified by a change in the digit to the right of the right-most decimal point (x.x.X).

Agreed to and accepted by:

MONGODB, INC.	CUSTOMER

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT A

FEES

1.              Fees and Payment Terms.  Customer will pay all fees set forth on the Order Form.  For each Licensed Software copy Distributed in a Named Application, Customer will pay to Company a License Fee and Support Subscription Fee.  Customer will pay all undisputed fees and expenses as set forth on the applicable Order Form, without deduction or setoff. If Customer fails to pay undisputed Fees in accordance with this Section, Company may suspend fulfilling its obligations under this Agreement until such payment is received by Company.  If any applicable law requires Customer to withhold amounts from any payments to Company under this Agreement, (a) Customer will effect such withholding, remit such amounts to the appropriate taxing authorities and promptly furnish Company with tax receipts evidencing the payments of such amounts and (b) the sum payable by Customer upon which the deduction or withholding is based will be increased to the extent necessary to ensure that, after such deduction or withholding, Company receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount Company would have received and retained absent the required deduction or withholding.

2.              Taxes.  Customer will pay directly any taxes arising out of this Agreement, including applicable local, state, federal and international sales taxes, value added taxes, withholding taxes, and any other taxes or duties of any kind, but excluding taxes on Company’s net income and all employer reporting and payment obligations with respect to Company’s personnel.

3.              Reporting.  Within 30 days of the end of each quarter of the Term, Customer will provide a written report to billing@mongodb.com certifying: (a) the total number of Named Application copies Distributed during such quarter, (b) the total number of Named Application copies reaching the anniversary of its orginal date of being Distributed during such quarter, and (c) the resulting amount of Support Subscription Fees due to Company.

4.              Records and Audit.  During the Term and for three (3) years thereafter, Customer will keep and maintain written records and accounts regarding Customer’s use and sale of the Licensed Software and compliance with this Agreement. Company, or its independent accountants or consultants, will have the right no more than once per calendar year, upon thirty (30) days’ written notice to Customer, to conduct periodic reviews or audits of Customer’s records and obtain copies of any such records from Customer. The review and audit will be conducted at Company’s expense; provided, however, that  if the inspection and audit  reveals  that Customer  has  failed  to  comply  in  any  material  respect  with  this Agreement, Customer will pay  all unpaid and undisputed amounts due to Company revealed during such inspection and audit.

5.              Prepaid Support Subscription Fees.  The Prepaid Support Subscription Fees become due, and payable in accordance with Section 1 of this Exhibit.  The PrePaid Support Subscription Fees will be drawn down by fees owed per the Support Subscription Fees described below until the balance of the Prepaid Support Subscription Fees is $0.00.  Once the Prepaid Support Subscription Fees have been exhasted per the example contained in Table 1 below, upon distribution of each copy of the Named Application, and on each anniversary thereafter that Customer’s End Customers continue to use the Named Application or Customer continues to support the Named Application, Customer will pay Company a Support Subscription Fee as provided on a relelvant price list in the Order Form.

Table 1: Example of Prepay Burn-Down Progression

Quarter	1	2	3	4	5
Balance at Beginning of the Quarter	$100,000	$85,000	$60,000	$25,000	$0
Copies Distributed	15	25	35	30	50
Copies Reaching Anniversary of Being Distributed	0	0	0	0	15
Amount Due (based on $1,000 per copy)	$15,000	$25,000	$35,000	$30,000	$65,000
Balance of Prepaid Support Subscription Fees After Quarter	$85,000	$60,000	$25,000	$(5,000)	$(65,000)
Addition Amount Due	$0	$0	$0	$5,000	$65,000

EXHIBIT B

MINIMUM EULA TERMS

The EULA must, at a minimum, include the following terms:

1.              Limited License and Restrictions

Customer grants to End Customer a limited, non-exclusive, non-transferable license to use the Licensed Software licensed under this Agreement on Servers for which End Customer has purchased a License solely in connection with End Customer’s own internal business operations or with respect to End Customer’s customers / clients internal business operations.

2.              Restrictions.  End Customer will not (and will not allow any third party to): (a) decompile, disassemble, translate, reverse engineer or otherwise attempt to derive source code from any encrypted or encoded portion of the Licensed Software, in whole or in part, nor will End Customer use any mechanical, electronic or other method to trace, decompile, disassemble, or identify the source code of the Licensed Software or encourage or permit others to do so (except and only to the extent that applicable law prohibits or restricts reverse engineering restrictions), (b) create, develop, license, install, use, or deploy any third party software or services to circumvent, enable, modify or provide access, permissions or rights which violate the technical restrictions of the Licensed Software, (c) remove any product identification, proprietary, copyright or other notices contained in the Licensed Software, (d) modify or create a derivative work of any encrypted or encoded portion of the Licensed Software, or any other portion of the Licensed Software, or (e) publicly disseminate performance information or analysis including, without limitation benchmarking test results. The Licensed Software may include individual open source software components, each of which has its own copyright and its own applicable license conditions. The open source software is licensed to End Customer under the terms of the applicable open source license conditions and/or copyright notices that can be found in the licenses file, the Documentation or other materials accompanying the Licensed Software.  End Customers will not: (a) use the Licensed Software other than on Servers; (b) change any proprietary rights notices which appear in the Licensed Software or Documentation; or (c) modify the Licensed Software. All of End Customer’s Servers on which the Licensed Software are installed must be covered by a Subscription.

3.              Ownership. Company will own all intellectual property and proprietary rights in the Licensed Software, Documentation, and related works, including but not limited to derivative work of the foregoing.

4.              Warranty Disclaimer. EXCEPT FOR ANY EXPRESS LIMITED WARRANTY OFFERED BY CUSTOMER FOR WHICH END USER’S REMEDY IS LIMITED TO REPAIR, REPLACEMENT OR REFUND, THE LICENSED SOFTWARE IS PROVIDED “AS IS” AND COMPANY MAKES NO WARRANTIES TO ANY PERSON OR ENTITY WITH RESPECT TO THE LICENSED SOFTWARE OR ANY SERVICES AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.              Limitation of Damages and Remedies. IN NO EVENT WILL COMPANY BE LIABLE UNDER CONTRACT, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THE LICENSED SOFTWARE.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE TOTAL LIABILITY OF COMPANY TO END USER, INCLUDING BUT NOT LIMITED TO DAMAGES OR LIABILITY ARISING OUT OF CONTRACT, TORT, BREACH OF WARRANTY, INFRINGEMENT OR OTHERWISE, WILL NOT IN ANY EVENT EXCEED THE FEES PAID BY END USER WITH RESPECT TO THE LICENSED SOFTWARE.  COMPANY WILL NOT BE LIABLE FOR LOSS OR INACCURACY OF DATA, COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, SYSTEM DOWNTIME, GOODWILL, PROFITS OR OTHER BUSINESS LOSS, REGARDLESS OF LEGAL THEORY, EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THIS SECTION SHALL BE SUBJECT TO THE SAME LIMITATIONS AND EXCEPTIONS AS SET FORTH IN THE LIMITATION OF LIABILITY PROVISION IN THE AGREEMENT BETWEEN CUSTOMER AND COMPANY.

THE PARTIES AGREE THAT THE LIMITATIONS OF THIS SECTION ARE ESSENTIAL AND THAT COMPANY WOULD NOT PERMIT END USER TO USE THE LICENSED SOFTWARE ABSENT THE TERMS OF THIS SECTION.  THIS SECTION WILL SURVIVE AND APPLY EVEN IF ANY REMEDY SPECIFIED IN THIS EULA WILL BE FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

6.              Export Compliance. End Customer acknowledges that the Licensed Software is subject to export restrictions by the United States government and import restrictions by certain foreign governments.  End Customer will comply with all applicable export laws and regulations.

7.              Government Users. If the user or licensee of this commercial computer software is an agency, department, or other entity of the United States Government, the use, duplication, reproduction, release, modification, disclosure, or transfer of this software, or any related documentation of any kind, including technical data and manuals, is restricted by a license agreement or by the terms of this contract in accordance with Federal Acquisition Regulation 12.212 for civilian purposes and Defense Federal Acquisition Regulation Supplement 227.7202 for military purposes. This product was developed fully at private expense. All other use is prohibited.

8.              Termination and Survival. Upon any termination of this EULA, End Customer will not be entitled to receive any of the other benefits offered by Customer or Company with respect to the Licensed Software (such as maintenance and support).  The terms set forth in the sections entitled Restrictions, Ownership, Confidentiality, Warranty Disclaimer, Limitation of Damages and Remedies and Export Compliance will survive any termination of this EULA.

EXHIBIT C

SUPPORT

1.              Development Support. Development Support consists of developer web-based support to facilitate the integration, private labeling, bundling and distribution of the Licensed Software for use solely in conjunction with the Named Application. Development Support refers to the support that provides Customer the ability to ask specific questions about the use and features of the Licensed Software in Customer’s environment. Some examples include specific questions associated with installation and configuration, specific questions about the Licensed Software APIs, specific questions about features and functions of the Licensed Software, and best practices approaches (in the form of documentation / knowledge base). Questions are not regarded as Development Support if they involve investigation and resolution of Licensed Software defects or assistance resolving Backline Support errors in a production environment. Development Support is for Customer’s development of the Named Application development only and may not be used to provide support to End Customers or other Customers. Additional Support is offered at Company’s professional services rates as set forth on an applicable Order Form between the parties.

2.              Frontline and Backline Support.

2.1.                            Company will provide Customer with Backline Support for the Stable Releases of the Software for use solely in conjunction with the Named Application.  Customer will be responsible to provide Frontline Support for End Customers before contacting Company for Backline Support.

2.2.                            Frontline Support provided by Customer for the Named Application consists of general assistance of the type that would be expected from a typical help desk, including answer questions about hardware and software requirements for Licensed Software; answering questions concerning the licensing and downloading of the Licensed Software; assisting in the execution of the Licensed Software installation programs; assisting to establish connections between the Licensed Software and the proper database(s); and providing the necessary support to achieve basic functionality as described in the applicable Documentation.  Frontline Support also consists of assistance of the type that would be expected from a skilled support engineer, including assistance in finding specific answers to questions in FAQ documents or technical knowledge bases; determining if the reported problem applies to the supported Licensed Software or to the Named Application, and escalating an Error to Company for Backline Support, as necessary. Customer agrees to provide Company with reasonable detail of the nature of and circumstances surrounding the Error.

2.3.                            Backline Support provided by Company for the Licensed Software in connection with the Named Application consists of: (a) verifying that the reported Error applies to the Licensed Software or to the Named Application; (b) attempting to identify or develop a patch or work-around to the Error in the Licensed Software; (c) escalating the Error in the Licensed Software to senior Company technical staff, as necessary; and (d) following-up to ensure satisfaction with the Customer’s support personnel Company Production Support.  If Company cannot reproduce the reported Error on a generally-available standalone version of Company Product, installed and configured to use the default components, Company may not be able to provide Backline Support as set forth herein.

3.              Target Response Times.  When Customer reports an Error or other problem or asks as question of Company Support, a ticket is opened with an associated severity. The severity definitions are listed below.

Severity Level	Response Goals – Backline Support (24x7)

Response Goals – Development Support
Business Hours 9:00 AM-9:00 PM ET
Monday through Friday
Americas and Asia-Pacific
Business Hours 9:00 AM-9:00 PM ET
Monday through Friday

EMEA
Business Hours 9:00 AM-9:00 PM GMT
Monday through Friday

1 — Blocker Due to an Error, the Licensed Software are down or seriously impacted, or the Customer data is lost or destroyed, and there is no workaround currently available	1 hour	4 hours

2 — Critical Due to an Error, the Licensed Software are moderately affected. There is no workaround currently available or the workaround is cumbersome to use	2 hours	4 hours

3 — Major

The Error is not critical - no data has been lost, and the system has not failed. The Error has been identified and does not prevent normal operation, or the situation may be temporarily circumvented using an available workaround

	4 hours	8 hours

4 — Minor/Trivial Non-critical Errors, general questions, requests for enhancements to the Licensed Software.	24 hours	24 hours

4.              Exclusions.  Company will have no obligation to provide any Support to Customer: (i) for any software, hardware or other element of the End Customer environment not provided by Company, (ii) if Customer, an End Customer or a third party has altered or modified any portion of the Licensed Software, (iii) if End Customer has not used the Licensed Software in the Named Application in accordance with Documentation or instructions provided by Company, including failure to follow implementation procedures, or (iv) if End Customer has failed to replace earlier versions of the Licensed Software within the Named Application with Updates made available by Company, provided that Company will provide Support for each Stable Release for 18 months after the release date.